Exhibit 10.2

FORM AGREEMENT

This Agreement (“Agreement”), dated as of January 28, 2019,  to that certain amended and restated employment agreement by and between [Executive’s Name]  (“Executive”) and Spectrum Brands Legacy Inc., (f/k/a Spectrum Brands Holdings, Inc.) (“Legacy Spectrum”) and Spectrum Brands Inc. (the “Employment Agreement”).

WHEREAS, Executive is a party to that certain separation agreement (the “Separation Agreement”) dated as of [Date] with Spectrum Brands Holdings Inc. (f/k/a HRG Group, Inc.) (“New Spectrum”);

WHEREAS, New Spectrum and Legacy Spectrum desire for New Spectrum to become a party to the Employment Agreement and to clarify certain matters contained in the Separation Agreement; and

WHEREAS, on July 13, 2018, pursuant to the merger between Legacy Spectrum and New Spectrum (the “Merger”), Legacy Spectrum became a subsidiary of New Spectrum and Executive was [Executive’s position with New Spectrum]  the Board of New Spectrum and as a result certain terms of the Separation Agreement are no longer necessary or desirable (including certain terms that would limit the Executive’s ability to carry on duties with respect to New Spectrum).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.

[New Spectrum shall become a party to the Employment Agreement along with Legacy Spectrum and Spectrum Brands, Inc.  All references in the Employment Agreement to Parent shall refer to both New Spectrum and Legacy Spectrum and references to the Compensation Committee or the Board in the Employment Agreement may be satisfied by action of the Compensation Committee or the Board of New Spectrum.]

2.

[New Spectrum hereby agrees that upon execution of this Agreement,  it shall become a party to the Employment Agreement and shall be fully bound by it and agrees to the modifications to the Separation Agreement as set forth herein.]

3.

The provisions in the Separation Agreement which restrict the Executive from carrying out his duties and obligations with respect to and on behalf of New Spectrum shall be of no further force and effect. In addition, with regards to the options granted to the Executive by HRG Group, Inc. (which is now New Spectrum) prior to the Merger and the separation from the Executive, which generally permitted the exercise of such options for ten years from the date of grant (subject to certain permitted exceptions), New Spectrum hereby waives the reduced exercise period applicable to such options pursuant to the Separation Agreement and provides that such options (to the extent not previously exercised) may continue to be exercisable for the original ten years from the date of grant (or such earlier date as provided under Sections 12 and 13 of the Spectrum Brands Holdings, Inc. Equity Plan).

Exhibit 10.2

4.

Each party hereby agrees to execute and deliver all such further instruments and documents and take all such other actions as the other party may reasonably request in order to carry out the intent and purposes of this Agreement.

5.

This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

6.	This Agreement may be executed in counterparts each of which, taken together, shall constitute one and the same original.

[Name of Executive]

_____________________________

Date: January 28, 2019

Spectrum Brands Holdings, Inc.

____________________________
Name:
Title:

Date:  January 28, 2019

Spectrum Brands Legacy, Inc.

____________________________
Name:
Title:

Date:  January 28, 2019